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                                                                  EXHIBIT 21.1


                         SUBSIDIARIES OF REGISTRANT

NAME                     JURISDICTION OF INCORPORATION     PERCENTAGE OWNERSHIP
----                     -----------------------------     --------------------
GGFS, Inc.                      Illinois                          100%
Vysis SA                        France                            100%
Vysis GmbH                      Germany                           100%
Vysis (UK) Ltd.                 United Kingdom                    100%
Gene-Trak, Inc.                 Delaware                          100%
Gene-Trak Systems Industrial    Delaware                          100%
 Diagnostics Corporation